 As filed with the Securities and Exchange Commission on February 9, 2001

                                       Registration Statement No. 333-54648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                            Amendment No. 1 to
                                    Form S-3
                             Registration Statement
                                     Under
                           the Securities Act of 1933
                                ---------------
                           American Tower Corporation
             (Exact name of registrant as specified in its charter)
                                ---------------
              Delaware                                 65-072387
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)
                             116 Huntington Avenue
                          Boston, Massachusetts 02116
                                 (617) 375-7500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                Steven B. Dodge
                            Chief Executive Officer
                           American Tower Corporation
                             116 Huntington Avenue
                          Boston, Massachusetts 02116
                                 (617) 375-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
                             David E. Redlick, Esq.
                           Matthew J. Gardella, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                           Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000
   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333- . [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333- . [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
                                                      Proposed
                                         Proposed      Maximum
                           Amount        Maximum      Aggregate   Amount of
 Title of Shares to be      to be     Offering Price  Offering   Registration
      Registered        Registered(1)  Per Share(2)   Price(2)       Fee
-----------------------------------------------------------------------------
Class A Common Stock,
 $.01 par value per
 share.................   1,134,735       $34.75     $39,432,041 $9,858.01(3)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act, the amount to be registered in this Registration Statement shall also cover an indeterminate number of shares of Class A common stock issuable as a result of stock dividends, stock splits, recapitalizations or any other similar transactions effected without the receipt of consideration which results in an increase in the number oif the Registrant's outstanding shares of Class A common stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on February 5, 2001.

(3) The Registrant previously paid $9,944.61 in connection with the initial filing of this Registration Statement and therefore no additional filing is required herewith.

                                ---------------
   The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling stockholders named in this prospectus may not sell these securities +
+until the registration statement filed with the Securities and Exchange       +
+Commission is effective. This prospectus is not an offer to sell these        +
+securities and the selling stockholders named in this prospectus are not + +soliciting offers to buy these securities in any jurisdiction where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to completion, dated February 9, 2001

PROSPECTUS

                 1,134,735 Shares of Class A Common Stock

                           American Tower Corporation

                                 ------------

  This prospectus relates to resales of shares of our Class A common stock previously issued by us to the former stockholders of InterPacket Networks, Inc. in connection with our acquisition of that company.

  We will not receive any proceeds from the sale of the shares.

  The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

  Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock to ten votes per share generally.

  Our Class A common stock is traded on the New York Stock Exchange under the symbol "AMT." On February 5, 2001, the closing sale price of our Class A common stock on the New York Stock Exchange was $35.08 per share. You are urged to obtain current market quotations for our Class A common stock.

                                 ------------

  Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RISK FACTORS...............................................................   2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................   7
USE OF PROCEEDS............................................................   8
SELLING STOCKHOLDERS.......................................................   8
DESCRIPTION OF CAPITAL STOCK...............................................  11
PLAN OF DISTRIBUTION.......................................................  14
LEGAL MATTERS..............................................................  15
EXPERTS....................................................................  15
WHERE YOU CAN FIND MORE INFORMATION........................................  16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  16

   We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock.

                                 AMERICAN TOWER

   We are a leading wireless communications and broadcast infrastructure company operating in three business segments.

  . We operate the largest network of wireless communications towers in North America and are the largest independent operator of broadcast towers in North America, based on number of towers.

  . We provide comprehensive network development services and components for wireless service providers and broadcasters.

  . Through our Verestar subsidiary, we are a leading provider of integrated satellite and fiber network access services for telecommunications companies, Internet service providers, broadcasters and maritime customers, both domestic and international, based on number of teleport antennae and facilities.

   American Tower Corporation's executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our telephone number is (617) 375-7500. Unless the context otherwise requires, references in this prospectus to "American Tower," "we," "us," and "our" refer to American Tower Corporation and its subsidiaries.

                                  RISK FACTORS

   An investment in our Class A common stock involves a high degree of risk. If any of the following events occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

Decrease in demand for tower space would materially and adversely affect our cash flow and we cannot control that demand

   Many of the factors affecting the demand for tower space, and to a lesser extent our services business, affect our cash flow. Those factors include:

  .  consumer demand for wireless services,

  . the financial condition of wireless service providers and their preference for owning as opposed to leasing antenna sites,

  . the growth rate of wireless communications or of a particular wireless segment,

  . the number of wireless service providers in a particular segment, nationally or locally,

  .  governmental licensing of broadcast rights,

  . increased use of roaming and resale arrangements by wireless service providers. These arrangements enable a provider to serve customers outside its license area, to give licensed providers the right to enter into arrangements to serve overlapping license areas and to permit nonlicensed providers to enter the wireless marketplace. Wireless service providers might consider such roaming and resale arrangements as superior to constructing their own facilities or leasing antenna space from us,

  .  zoning, environmental and other government regulations, and

  .  technological changes.

   The demand for antenna space is dependent, to a significantly lesser extent, on the needs of television and radio broadcasters. Among other things, certain technological advances, including the development of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. We could also be affected adversely should the development of digital television be delayed or impaired, or if demand for it were to be less than anticipated because of delays, disappointing technical performance or cost to the consumer.

Our substantial leverage and debt service obligations may adversely affect our cash flow and our ability to make payments on our senior notes

   We have a substantial amount of outstanding indebtedness. After giving effect to our sale of 10.0 million shares of Class A common stock in January 2001, our sale of $1.0 billion of 9 3/8 % senior notes due 2009 in January 2001 and borrowings that we assume we would have made to close acquisitions that were pending as of September 30, 2000, we would have had at September 30, 2000 approximately $3.4 billion of consolidated debt and a debt to equity ratio of
1.05 to 1. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions,

  .  limiting our ability to obtain additional financing,

  . requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures,

  . requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations,

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete, and

  . placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

   A significant portion of our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.

Restrictive covenants in our credit facilities and our senior notes could adversely affect our business by limiting flexibility

   The indenture for our senior notes due 2009 and our credit facilities contain restrictive covenants that limit our ability to take various actions and engage in various types of transactions, including:

  .  paying dividends and making distributions or other restricted payments,

  . incurring more debt, guaranteeing indebtedness and issuing preferred stock,

  .  issuing stock of certain subsidiaries,

  .  making certain investments,

  .  creating liens,

  .  entering into transactions with affiliates,

  .  entering into sale-leaseback transactions, and

  .  merging, consolidating or selling assets.

   These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities.

Build-to-suit construction projects and major acquisitions from wireless service providers increase our dependence on a limited number of customers, the loss of which could materially decrease revenues, and may also involve less favorable terms

   Our increasing focus on major build-to-suit projects for wireless service providers and related acquisitions entail several unique risks. First is our greater dependence on a limited number of customers and the risk that customer losses could materially decrease revenues. Another risk is that our agreements with these wireless service providers have lease and control terms that are more favorable to them than the terms we give our tenants generally. In addition, although we have the benefit of an anchor tenant in build-to-suit projects, we may not be able to find a sufficient number of additional tenants. In fact, one reason wireless service providers may prefer build-to-suit arrangements is to share or escape the costs of an undesirable site. A site may be undesirable because it has high construction costs or may be considered a poor location by other providers.

Our expanded construction program increases our exposure to risks that could increase costs and adversely affect our earnings and growth

   Our expanded construction activities involve substantial risks. These risks include:

  .  increasing our debt and the amount of payments on that debt,


  . increasing competition for construction sites and experienced tower construction companies, resulting in significantly higher costs and failure to meet time schedules,

  . failing to meet time schedules, which could result in our paying significant penalties to prospective tenants, particularly in build-to-suit situations, and

  . possible lack of sufficient experienced personnel to manage an expanded construction program.

   We cannot control the main factors that can prevent, delay or increase the cost of tower construction. These factors include:

  .  zoning and local permitting requirements,

  .  environmental group opposition,

  . availability of skilled construction personnel and construction equipment,

  .  adverse weather conditions, and

  .  federal regulations.

Increasing competition could make tower construction and acquisition more costly

   Increased competition, which we believe will continue, has resulted in substantially higher acquisition costs, particularly for towers being sold by wireless service providers. That competition has also raised construction site acquisition costs and created shortages for experienced tower construction personnel. Because of personnel shortages, we could experience failures to meet time schedules.

Increasing competition in the satellite and fiber network access services market may slow Verestar's growth and adversely affect its business

   In the satellite and fiber network access services market, Verestar competes with other satellite communications companies that provide similar services, as well as other communications service providers. Some of Verestar's existing and potential competitors consist of companies from whom Verestar currently leases satellite and fiber network access in connection with the provision of Verestar's services to its customers. Increased competition could result in Verestar being forced to reduce the fees it charges for its services and may limit Verestar's ability to obtain, on economical terms, services that are critical to its business. We anticipate that Verestar's competitors may develop or acquire services that provide functionality that is similar to that provided by Verestar's services and that those competitive services may be offered at significantly lower prices or bundled with other services. Many of the existing and potential competitors have financial and other resources significantly greater than those available to Verestar.

If we cannot keep raising capital, our growth will be impeded

   Without additional capital, we would need to curtail our acquisition and construction programs which are essential for our long-term success. We expect to use borrowed funds to satisfy a substantial portion of our capital needs. However, we must continue to satisfy financial ratios and to comply with financial and other covenants in order to do so. If our revenues and cash flow do not meet expectations, we may lose our ability to borrow money or to do so on terms we consider to be favorable. Conditions in the capital markets also will affect our ability to borrow, as well as the terms of those borrowings. All of these factors could also make it difficult or impossible for us otherwise to raise capital.

If we cannot successfully integrate acquired sites or businesses or manage our operations as we grow, our business will be adversely affected and our growth may slow or stop

   A significant part of our growth strategy is the continued pursuit of strategic acquisitions of independent tower operators and consolidators, wireless service providers and service and teleport businesses. We cannot assure you, however, that we will be able to integrate successfully acquired businesses and assets into our existing business. Since January 1, 2000, we have consummated more than 60 transactions involving the acquisition of more than 4,740 communications sites and related businesses and several teleports and related businesses. Our growth has placed, and will continue to place, a significant strain on our management and operating and financial systems. Successful integration of these and any future acquisitions will depend primarily on our ability to manage these assets and combined operations and, with respect to the services and teleport businesses, to integrate new management and employees into our existing operations.

If our chief executive officer left, we would be adversely affected because we rely on his reputation and expertise, and because of our relatively small senior management team

   The loss of our chief executive officer, Steven B. Dodge, has a greater likelihood of having a material adverse effect upon us than it would on most other companies of our size because of our comparatively smaller executive group and our reliance on Mr. Dodge's expertise. Our growth strategy is highly dependent on the efforts of Mr. Dodge. Our ability to raise capital also depends significantly on the reputation of Mr. Dodge. You should be aware that we have not entered into an employment agreement with Mr. Dodge. The tower industry is relatively new and does not have a large group of seasoned executives from which we could recruit a replacement for Mr. Dodge.

Expanding operations into foreign countries could create expropriation, governmental regulation, funds inaccessibility, foreign exchange exposure and management problems

   Our recent expansion into Canada and Mexico, and other possible foreign operations in the future, could result in adverse financial consequences and operational problems not experienced in the United States. We have made a substantial loan to a Mexican company and are committed to construct a sizable number of towers in that country. We have also invested in a Canadian joint venture that intends to acquire and construct towers in that country. As a result of recent acquisitions by Verestar, we have network operation centers in Europe, Asia, South America and Africa. We may also engage in comparable transactions in other countries in the future. Among the risks of foreign operations are governmental expropriation and regulation, inability to repatriate earnings or other funds, currency fluctuations, difficulty in recruiting trained personnel, and language and cultural differences, all of which could impair our ability to manage and control operations.

Pro forma financial information is based on estimates and assumptions and may not be indicative of actual future results

   Our actual future results could vary materially and adversely from those reflected in the pro forma financial information we have incorporated by reference in this prospectus. That information is based upon a number of assumptions we believe to be reasonable. However, our three most significant acquisitions to date, the ALLTEL, AirTouch and AT&T transactions, do not involve acquisitions of businesses. The towers involved in those acquisitions were operated as part of the wireless service divisions of ALLTEL, AirTouch and AT&T. Those companies did not maintain extensive separate financial records or prepare financial statements for the operation of those towers. We have, however, included certain revenue and expense data of those towers in the pro forma information. In the case of certain expenses, we have estimated amounts based on both the limited information furnished by the carriers and our own experience with comparable towers. None of our auditors, ALLTEL's auditors, AirTouch's auditors or AT&T's auditors has expressed any opinion or provided any form of assurance with respect to ALLTEL's, AirTouch's or AT&T's historical data presented in the unaudited pro forma financial information.

New technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues

   The development and implementation of signal combining technologies, which permit one antenna to service two different transmission frequencies and, thereby, two customers, may reduce the need for tower-based broadcast transmission and hence demand for our antenna space.

   Mobile satellite systems and other new technologies could compete with land-based wireless communications systems, thereby reducing the demand for tower lease space and other services we provide. The Federal Communications Commission has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the emergence of new technologies could reduce the need for tower-based transmission and reception and have an adverse effect on our operations. The growth in delivery of video services by direct broadcast satellites could also adversely affect demand for our antenna space.

We could have liability under environmental laws

   Under various federal, state and local environmental laws, we, as an owner, lessee or operator of more than 13,500 real estate sites, may be liable for the substantial costs of remediating soil and groundwater contaminated by hazardous wastes. Some of these laws impose responsibility and liability on us even if we did not cause the contamination or even know about it. Almost all of the towers we own and operate, other than roof top towers, are located on parcels of land, which could result in substantial environmental liability. Our liability often will continue even if we sell or cease to lease or operate the property.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do

   We are subject to federal, state and local regulation of our business. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. In addition, the FCC separately regulates wireless communication devices operating on towers and licenses and regulates television and radio stations broadcasting from towers. Similar regulations exist in Mexico, Canada and other foreign countries regarding wireless communications and the operation of communications towers. Failure to comply with applicable requirements may lead to monetary penalties and may require us to indemnify our customers against any such failure to comply. New regulations may impose additional costly burdens on us which may affect our revenues and cause delays in our growth.

   In January 2001, the FCC concluded investigations of several operators of communications towers, including us. The FCC sent us a Notice of Apparent Liability for Forfeiture preliminarily determining that we had failed to file certain informational forms, had failed to properly post certain information at various tower sites and on one occasion had failed to properly light a tower. The FCC has proposed a fine of $212,000 and intends to undertake an additional review of our overall procedures for and degree of compliance with the FCC's regulations. The proposed fine represents a significant increase from the amount that otherwise might be imposed in similar situations because of the number of violations and the FCC's negative perception of our compliance. Depending on the outcome of the further investigation, the FCC could take additional adverse action against us. We are conducting our own internal investigation into our regulatory compliance policies. Additionally, we are, as permitted by the FCC's regulations, preparing a response to the FCC notice and we will otherwise cooperate with the FCC in any further investigation to resolve these matters.

   The construction and reconstruction of a substantial number of antennae needed to deliver digital television service to our customers may require state and local regulatory approvals. The FCC has indicated that it may adopt preemptive guidelines. If adopted, such regulations may be more or less restrictive than existing state and local regulations and may increase our construction costs.

   Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, these regulations increase costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction and additional regulations may be adopted which increase delays or result in additional costs to us.

Our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated

   Public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, these perceived health risks could slow the market acceptance of wireless communications services.

   If a connection between radio emissions and possible negative health effects, including cancer, were established, our operations, costs and revenues would be materially and adversely affected. We do not maintain any significant insurance with respect to these matters.

Control by our principal stockholders could deter mergers where you could get more than current market price for your stock

   Steven B. Dodge, together with his affiliates, owned approximately 27.0% of our total voting power as of January 30, 2001. Control by Mr. Dodge and others may discourage a merger or other takeover of our company in which holders of common stock may be paid a premium for their shares over then-current market prices. Mr. Dodge, together with a limited number of our directors, may be able to control or block the vote on mergers and other matters submitted to the common stockholders.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

  .  the outcome of our growth strategy,

  .  future results of operations,

  .  liquidity and capital expenditures,

  .  construction and acquisition activities,

  . debt levels and the ability to obtain financing and make payments on our debt,

  . regulatory developments and competitive conditions in the communications site and wireless carrier industries,

  . projected growth of the wireless communications and wireless carrier industries,

  .  dependence on demand for satellites for Internet data transmission, and

  .  general economic conditions.

   Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus and in the documents we have incorporated by reference, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in this prospectus under "Risk Factors." We do not undertake any obligation to update forward-looking statements made by us.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

   We issued the shares of Class A common stock covered by this prospectus in a private placement in connection with our acquisition of InterPacket Networks in December 2000. The following table sets forth, to our knowledge, certain information about the selling stockholders as of December 31, 2000.

   For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of Class A common stock issuable under stock options that are exercisable within 60 days after December 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

                                                                         Shares of
                               Shares of                           Class A Common Stock
                         Class A Common Stock                       to be Beneficially
                          Beneficially Owned                        Owned After Offering
                         Prior to Offering (1)    Number of Shares          (1)
                         ------------------------    of Class A    -------------------------
    Names of Selling                                Common Stock
      Stockholders        Number      Percentage   Being Offered    Number       Percentage
    ----------------     ----------- ------------ ---------------- ----------   ------------
Access Technology
 Partners, L.P..........      32,246           *       32,246                0              *
Access Technology
 Partners Brokers Fund
 L.P....................         645           *          645                0              *
Joseph T. Arsenio II....      16,103           *       16,103                0              *
Jeffrey Barbakow........      57,790           *       57,790                0              *
BayStar Capital, L.P....      20,154           *       20,154                0              *
BayStar International
 Ltd....................      20,154           *       20,154                0              *
David & Annika
 Bernstein..............       4,335           *        4,335                0              *
Stanley & Charlotte
 Bernstein..............         723           *          723                0              *
Stephen & Gayle
 Bernstein..............         578           *          578                0              *
CBK Investments, G.P....       2,890           *        2,890                0              *
Hector Chao.............         283           *          283                0              *
Liz Chow................         202           *          202                0              *
City National Bank,
 Trustee................         289           *          289                0              *
David Vaun Crumly.......       5,779           *        5,779                0              *
Crumly Family Partners
 Limited................       2,168           *        2,168                0              *
Richard d'Abo...........       1,445           *        1,445                0              *
Delaware Charter
 Guarantee & Trust Co.,
 Cust. Joseph T. Arsenio
 II.....................       3,160           *        3,160                0              *
Delaware Charter
 Guarantee & Trust Co.,
 Cust. Joseph T. Arsenio
 II, IRA................         508           *          508                0              *
Delaware Charter
 Guarantee & Trust Co.,
 Cust. Joseph T. Arsenio
 II, IRA Rollover.......         450           *          450                0              *
Delaware Charter
 Guarantee & Trust Co.,
 Cust. Meredith M.
 Arsenio, IRA SEP.......       2,312           *        2,312                0              *
Andrew & Donna Dietz....         723           *          723                0              *
Irene B. Dorsey.........          33           *           33                0              *
EarlMost Investments,
 L.P....................       5,543           *        5,543                0              *
Evergreen Trust, U/A/D
 6-12-90................       4,335           *        4,335                0              *
Bruce and Patricia
 Fisher.................         326           *          326                0              *
Jonathan Gans...........      47,563           *       47,563                0              *
Rock Steven Gnatovich...         131           *          131                0              *

                                                                           Shares of
                               Shares of                             Class A Common Stock
                          Class A Common Stock                        to be Beneficially
                           Beneficially Owned                         Owned After Offering
                          Prior to Offering (1)     Number of Shares          (1)
                          -------------------------    of Class A    -------------------------
    Names of Selling                                  Common Stock
      Stockholders         Number      Percentage    Being Offered    Number       Percentage
    ----------------      ------------ ------------ ---------------- ----------   ------------
David Golden............         1,008           *        1,008                0              *
Howard Goldman..........            42           *           42                0              *
Gotel Investments Ltd...        55,692           *       55,692                0              *
Bruce J. Greenbaum &
 Teri Greenbaum,
 Trustees...............         2,890           *        2,890                0              *
Ruth Greenbaum & Monroe
 A. Greenbaum,
 Trustees...............           723           *          723                0              *
Scott D. & Susan B.
 Greenbaum..............           723           *          723                0              *
Eliezer A. Gurfel
 III(2).................         1,301           *        1,301                0              *
Barry L. Guterman and
 Sheryl L. Guterman, Co-
 Trustees...............           326           *          326                0              *
Ken Halloway(2).........         1,939           *        1,939                0              *
Hambrecht & Quist
 California.............         2,016           *        2,016                0              *
Hambrecht & Quist
 Employee Venture Fund
 L.P. II................         2,016           *        2,016                0              *
Terry Hanson(2).........            14           *           14                0              *
Peter Hartz, Trustee U/A
 dtd 9/20/90 by Hartz
 Revocable Trust........           723           *          723                0              *
Carl Hirsch.............         7,224           *        7,224                0              *
Colin Holland...........         4,713           *        4,713                0              *
Intel Corporation.......       161,227           *      161,227                0              *
Charles Isgar...........           651           *          651                0              *
Yolanta Jakubiec........            30           *           30                0              *
June Investments, LLC ..         1,445           *        1,445                0              *
Kinda Associates, a
 Massachusetts General
 Partnership............         2,890           *        2,890                0              *
James Kolsrud(2)........        41,170           *       41,170                0              *
James Kolsrud(2) &
 Sookhi Ro..............         3,251           *        3,251                0              *
Mike Labriola...........         3,370           *        3,370                0              *
Evelyn Lee..............            66           *           66                0              *
James and Linda Lippman
 1989 Trust.............         2,890           *        2,890                0              *
Max Loubiere............           578           *          578                0              *
Jon Mansey(2)...........           705           *          705                0              *
Steve Meepos............         2,890           *        2,890                0              *
Brett Messing...........        54,912           *       54,912                0              *
Brian Messing...........         1,431           *        1,431                0              *
Brian and Sandy
 Messing................            60           *           60                0              *
Debra Messing...........           716           *          716                0              *
Natalie Messing, UGMA,
 Brett Messing,
 Custodian..............           148           *          148                0              *
Samantha Messing, UGMA,
 Brett Messing,
 Custodian..............           148           *          148                0              *
Steven J. Miller(2).....           391           *          391                0              *
Carlos Moran(2).........            14           *           14                0              *
Chris Mulhern(2)........            28           *           28                0              *
Mia Mulhern.............            28           *           28                0              *
Tom Mulhern.............            28           *           28                0              *
Michael Nesmith.........           586           *          586                0              *
Newberg Family Trust....         2,857           *        2,857                0              *
Barry Newburger.........         2,890           *        2,890                0              *
Mira Nikolic............            15           *           15                0              *
Norman Pattiz, Trustee,
 Pattiz Family Trust....        28,895           *       28,895                0              *
Philip Michael Nunez &
 Debora Weston Nunez,
 Trustees...............            66           *           66                0              *
Alyssa Pearlstein, UGMA,
David Pearlstein,
Custodian...............             6           *            6                0              *
David and Gina
 Pearlstein.............            60           *           60                0              *
Nicole Pearlstein, UGMA,
 David Pearlstein,
 Custodian..............             6           *            6                0              *
Sonny Pearlstein........         1,445           *        1,445                0              *
Sonny and Marsha
 Pearlstein.............            60           *           60                0              *
Zachary Pearlstein,
 UGMA, David Pearlstein,
 Custodian..............             6           *            6                0              *
Jim Petit...............           807           *          807                0              *
Pequot Private Equity
 Fund...................       362,761           *      362,761                0              *
R&M InterPacket
 Investors, G.P.........        16,326           *       16,326                0              *
Bruce Raben.............         2,745           *        2,745                0              *

                                                                          Shares of
                                Shares of                           Class A Common Stock
                          Class A Common Stock                       to be Beneficially
                           Beneficially Owned                        Owned After Offering
                          Prior to Offering (1)    Number of Shares          (1)
                          ------------------------    of Class A    -------------------------
    Names of Selling                                 Common Stock
      Stockholders         Number      Percentage   Being Offered    Number       Percentage
    ----------------      ----------- ------------ ---------------- ----------   ------------
Josh Rafner.............          283           *          283                0              *
Mitchell S. Rosenzweig..          289           *          289                0              *
Alan Rothenberg.........        1,951           *        1,951                0              *
Mark Rubin..............          131           *          131                0              *
Allen Sciarillo(2)......          651           *          651                0              *
Robert Schiowitz........          289           *          289                0              *
The Sear Family Trust...          723           *          723                0              *
Lorri Segaux............          867           *          867                0              *
Michael J. Shepard......          578           *          578                0              *
Steven & Janine
 Simenhoff..............        2,890           *        2,890                0              *
Julie Spira(2), Trustee,
 The Julie Spira Inter
 Vivos Trust dated
 June 22, 2000..........        8,325           *        8,325                0              *
Jeffrey Sudikoff........       46,835           *       46,835                0              *
Timothy F.
 Sylvester(2)...........        5,141           *        5,141                0              *
George & Lenore Travis..          723           *          723                0              *
Bruce Tyson, Trustee for
 Evergreen Trust, U/A/D
 6-12-90................          456           *          456                0              *
Juliana Long Tyson, UGMA
 Bruce Tyson,
 Custodian..............          261           *          261                0              *
VF Family Partnership...          261           *          261                0              *
Paul Vogel..............          586           *          586                0              *
Gary Vollen.............        1,198           *        1,198                0              *
W2 Ventures Partners,
 LLC....................          723           *          723                0              *
Alan E. & Stephanie C.
 Weston, Trustees.......          593           *          593                0              *
Craig E. Weston.........           66           *           66                0              *
Rodney & Judith
 Williams...............          723           *          723                0              *
William Wisniewski......          344           *          344                0              *
Bob Wotherspoon.........        2,168           *        2,168                0              *
John Yona(2)............           14           *           14                0              *
Loveday Ziluca..........          723           *          723                0              *
Kenneth H. Zimble.......        2,890           *        2,890                0              *
Lisa Zimble.............           28           *           28                0              *
Oliver Zimble, UGMA,
 Peter Zimble,
 Custodian..............           28           *           28                0              *
Patricia E. Cohen Zimble
 Trust..................        2,890           *        2,890                0              *
Peter Zimble............       40,263           *       40,263                0              *
Shari Zimble............           28           *           28                0              *

--------
 * Less than one percent.
(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Employees or former employees of American Tower Corporation and/or InterPacket Networks.

   None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by us and/or InterPacket Networks.

                          DESCRIPTION OF CAPITAL STOCK

   The description below summarizes the more important terms of our capital stock. Because this section is a summary, it does not describe every aspect of our capital stock. This summary is subject to and qualified in its entirety by reference to the provisions of our restated certificate of incorporation, as amended, which we refer to as our charter. We have incorporated by reference a copy of our charter as an exhibit to the registration statement of which this prospectus is a part.

General

   Our authorized capital stock consists of 20,000,000 shares of preferred stock, $.0l par value per share, 500,000,000 shares of Class A common stock, $.0l par value per share, 50,000,000 shares of Class B common stock, $.0l par value per share, and 10,000,000 shares of Class C common stock, $.0l par value per share.

Preferred Stock

   Our board of directors will determine the designations, preferences, limitations and relative rights of the 20,000,000 authorized and unissued shares of preferred stock. These include:

  . the distinctive designation of each series and the number of shares that will constitute the series,

  .  the voting rights, if any, of shares of the series,

  . whether shares of the series will be entitled to receive dividends and, if so, the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable,

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable,

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series,

  . any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets,

  . the price or rates of conversion at which, and the terms and conditions on which the shares of the series may be converted into other securities, if the shares are convertible, and

  . whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

   The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

Common Stock

   Dividends. Holders of record of shares of common stock on the record date fixed by our board of directors are entitled to receive dividends as declared by our board of directors out of funds legally available for the purpose. No dividends may be declared or paid in cash or property on any share of any class of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of common stock. Dividends in the form of shares of stock of any company, including our company or any of our subsidiaries, are excepted from that requirement. Therefore, in the case of stock dividends, the shares paid as the dividend may differ as to voting rights to the extent that voting rights now differ among the different classes of common stock. In the case of any dividend payable in shares of common stock, holders of each class of common stock are entitled to receive the same percentage dividend, payable in shares of that class, as the holders of each other class. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock or debt that may be outstanding from time to time.

   Voting Rights. Holders of shares of Class A common stock and Class B common stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders. The foregoing is subject to the requirements of Delaware corporate law, special provisions in our charter governing election of directors, certain Class A common stock class voting rights and the rights of holders of any series of preferred stock that may be outstanding from time to time. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. The holders of the Class A common stock, voting as a separate class, have the right to elect two directors. The holders of the Class A common stock and Class B common stock, voting together as a single class, have the right to elect the other directors. The Class C common stock is nonvoting except as otherwise required by Delaware corporate law.

   Delaware corporate law requires the affirmative vote of the holders of a majority of the outstanding shares of any class or series of common stock to approve, among other things, an adverse change in the powers, preferences or special rights of the shares of that class or series. Our charter requires the affirmative vote of the holders of not less than 66 2/3% of the Class A common stock and Class B common stock, voting as a single class, to amend most of the provisions of the charter, including those relating to the provisions of the various classes of common stock, an increase or decrease in the number of authorized shares of Class A common stock, Class B common stock or Class C common stock, indemnification of directors, exoneration of directors for certain acts and the super-majority provision.

   The provisions of our charter:

  . prohibit the acquisition by Steven B. Dodge and his controlled entities of more than 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally for the election of directors, less the voting power represented at the date of determination by the shares of Class B common stock acquired by Thomas H. Stoner, a director, and purchasers affiliated with him in the January 1998 private offering and owned by them or certain affiliates,

  . prohibit future issuances of Class B common stock, except upon exercise of then outstanding options and pursuant to stock dividends or stock splits,

  .  limit transfers of Class B common stock to permitted transferees,

  . provide for automatic conversion of the Class B common stock to Class A common stock if the aggregate voting power of Mr. Dodge, Mr. Stoner and their respective controlled entities falls below 21.3% of the aggregate voting power of all shares of capital stock, and

  . require the holders of a majority of Class A common stock to approve adverse amendments to the powers, preferences or special rights of the Class A common stock.

   Mr. Dodge, together with his affiliates, owned approximately 27.0% of our total voting power as of January 30, 2001.

   Conversion Provisions. Shares of Class B common stock and Class C common stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A common stock. The present owner of Class C common stock can convert that stock only upon the occurrence of various events specified in our charter in which such conversion is permissible or with the consent of our board of directors. Shares of Class B common stock automatically convert into shares of Class A common stock upon any sale, transfer, assignment or other disposition other than (a) to permitted transferees, or (b) pursuant to pledges but not to the pledgee upon foreclosure. Permitted transferees include certain family members and other holders of Class B common stock.

   Liquidation Rights. Upon our liquidation, dissolution or winding up the holders of each class of common stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. However, if shares of stock or securities of any company, including any of our subsidiaries, are distributed in connection with our liquidation, dissolution or winding up, the shares or securities that we distribute to holders of the various classes of our common stock may differ as to voting rights to the extent that voting rights now differ among the different classes of common stock.

   Other Provisions. The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.

   In any merger, consolidation or business combination, the holders of each class of common stock must receive the identical consideration to that received by holders of each other class of common stock, except if shares of common stock or common stock of any other company are distributed, in which case the shares may differ as to voting rights to the same extent that voting rights then differ among the different classes of common stock.

   No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

   Our charter restricts transfers of shares of our capital stock to the extent necessary to comply with the FCC's foreign ownership limitations.

Dividend Restrictions

   Our borrower subsidiaries are prohibited under the terms of their credit facilities from paying cash dividends or making other distributions on, or making redemptions, purchases or other acquisitions of, their capital stock or other equity interests, including preferred stock, except that, beginning on April 15, 2004, if no default exists or would be created thereby under the credit facilities, our borrower subsidiaries may pay cash dividends or make other distributions to the extent that restricted payments, as defined in the credit facilities, do not exceed 50% of excess cash flow, as defined in the credit facilities, for the preceding calendar year. The indenture for our 9 3/8% senior notes due 2009 imposes significant limitations on the payment of dividends by us to our stockholders.

Delaware Business Combination Provisions

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the stockholder became an interested stockholder is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. These provisions do not apply to Mr. Dodge because our board of directors approved the transaction pursuant to which he became an interested stockholder.

Listing of Class A Common Stock

   Our Class A common stock is traded on the New York Stock Exchange under the symbol "AMT."

Transfer Agent and Registrar

   The transfer agent and registrar for the Class A common stock is Computershare Investor Services LLC, 2 North La Salle, 3rd Floor, Chicago, Illinois 60602 (telephone number (312) 588-4991).

                              PLAN OF DISTRIBUTION

   The selling stockholders may offer and sell the shares covered by this prospectus from time to time. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  .  in privately negotiated transactions; and

  .  in options transactions.

   In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

   To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

   In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

   In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

   In order to comply with the securities laws of certain states, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

   At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

   We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP. Partners of Hale and Dorr LLP hold options to purchase 7,200 shares of our Class A common stock at $18.75 per share and own 10,000 shares of our Class A common stock.

                                    EXPERTS

   The consolidated financial statements of American Tower Corporation incorporated in this prospectus by reference from American Tower Corporation's annual report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   We are incorporating the following financial statements by reference in this prospectus from our Form 8-K dated March 30, 2000:

  . The consolidated financial statements of UNIsite, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  . The consolidated financial statements of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999 and for the eleven months ended November 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Class A common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

     (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

     (3) Our Current Reports on Form 8-K dated January 28, 2000, January 31, 2000, February 9, 2000, February 24, 2000, March 14, 2000, March 30, 2000,
  April 13, 2000, May 15, 2000, May 23, 2000, June 12, 2000, June 23, 2000,
  June 29, 2000, July 28, 2000, August 1, 2000, August 14, 2000,
  September 11, 2000, October 30, 2000, November 3, 2000, November 13, 2000, December 15, 2000, December 20, 2000, January 17, 2001, January 19, January 22, 2001, January 29, 2001 and February 1, 2001;

     (4) The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-14195), filed on June 4, 1998; and

     (5) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

   You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

     American Tower Corporation
     116 Huntington Avenue
     Boston, Massachusetts 02116
     Attention: Director of Investor Relations
     Telephone: (617) 375-7500

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

   Filing Fee--Securities and Exchange Commission.................. $  9,858.01
   Legal fees and expenses......................................... $ 30,000.00
   Accounting fees and expenses.................................... $ 30,000.00
   Miscellaneous expenses.......................................... $ 35,000.00
                                                                    -----------
     Total Expenses................................................ $104,858.01
                                                                    -----------

Item 15. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its restated certificate of incorporation.

   Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Article XII of the Registrant's By-Laws provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

   The Registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

 Exhibit
 Number                               Description
 ------- ---------------------------------------------------------------------
    4.1   Restated Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware on June
          4, 1999 (incorporated by reference to Exhibit 3(i) from the
          Registrant's Quarterly Report of Form 10-Q (File No. 001-14195)
          filed on August 16, 1999).
    4.2   By-laws, as amended, of the Registrant (incorporated by reference to
          Exhibit 3.2 from the Registrant's Registration Statement on Form S-3
          (File No. 333-37988) filed on May 26, 2000).
    5.1   Opinion of Hale and Dorr LLP.
  *23.1   Consent of Deloitte & Touche LLP.
  *23.2   Consent of KPMG LLP.
  *23.3   Consent of KPMG LLP.
   23.4   Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

--------

*  Previously filed.

Item 17. Undertakings.

   Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

   (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 9, 2001.

                                          AMERICAN TOWER CORPORATION

                                          By: /s/ Justin D. Benincasa
                                            ----------------------------------

                                            Justin D. Benincasa

                                            Senior Vice President and

                                            Corporate Controller

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                         Title                Date


                  *                     Chairman, President,     February 9,
-------------------------------------    Chief Executive             2001
           Steven B. Dodge               Officer and
                                         Director (Principal
                                         Executive Officer)

                  *                     Chief Financial          February 9,
-------------------------------------    Officer and                 2001
           Joseph L. Winn                Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Executive Vice           February 9,
-------------------------------------    President and               2001
             Alan L. Box                 Director

                                        Director
-------------------------------------
          Arnold L. Chavkin

                  *                     Director                 February 9,
-------------------------------------                                2001
          David W. Garrison

                                        Executive Vice
-------------------------------------    President and
       J. Michael Gearon, Jr.            Director

                  *                     Director                 February 9,
-------------------------------------                                2001
           Fred R. Lummis

             Signatures                         Title                Date

                                        Director
               *                                                 February 9,
-------------------------------------                             2001
          Thomas H. Stoner

                                        Director
               *                                                 February 9,
                                                                  2001
-------------------------------------
         Maggie Wilderotter


  *By: /s/ Justin D. Benincasa
-------------------------------------
       Justin D. Benincasa,
         Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
    4.1   Restated Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware on June
          4, 1999 (incorporated by reference to Exhibit 3(i) from the
          Registrant's Quarterly Report of Form 10-Q (File No. 001-14195)
          filed on August 16, 1999).
    4.2   By-laws, as amended, of the Registrant (incorporated by reference to
          Exhibit 3.2 from the Registrant's Registration Statement on Form S-3
          (File No. 333-37988) filed on May 26, 2000).
    5.1   Opinion of Hale and Dorr LLP.
  *23.1   Consent of Deloitte & Touche LLP.
  *23.2   Consent of KPMG LLP.
  *23.3   Consent of KPMG LLP.
   23.4   Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

--------

*  Previously filed.